DELCATH SYSTEMS, INC.

                                OFFER TO EXCHANGE

                                                                   July 13, 2005

To Our Clients:

     We are enclosing for your consideration an offer to exchange dated July
13, 2005 and a letter of transmittal relating to the offer by Delcath Systems, Inc. (the "Issuer") to exchange one of its new 2005 Redeemable Common Stock Purchase Warrants - Series A for each of its outstanding Redeemable Common Stock Purchase Warrants issued upon consummation of its initial public offering in 2000 (the "2000 Warrants"). The offer to exchange is being made in light of the recent trading prices of the Issuer's common stock and the Issuer's anticipated need for additional capital to continue the development of its product.

     We are forwarding these materials to you as the beneficial owner of 2000 Warrants held by us for your account or benefit but not registered in your name. An exchange of your 2000 Warrants may only be completed by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only. You may not use the letter of transmittal to exchange 2000 Warrants that we hold for your account or benefit.

     Accordingly, we request that you provide instructions as to whether you wish us to exchange any or all 2000 Warrants held by us for your account or benefit pursuant to the terms and conditions set forth in the offer to exchange and the letter of transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the 2000 Warrants on your behalf in accordance with the provisions of the exchange offer.

     We direct your attention to the following:

          1. The exchange offer is for the exchange of one 2005 Redeemable Common Stock Purchase Warrant - Series A (the "Exchange Warrants") for each 2000 Warrant. The terms of the Exchange Warrants are identical in all material respects to the terms of the notes, except that:

               o the exercise price per share of the Exchange Warrants will be $2.75 per share;

               o the expiration date for the Exchange Warrants will be December 31, 2005;

               o the Issuer will have the right to redeem the Exchange at any time without regard to the market value of its Common Stock at the time of redemption;

               o the Issuer could redeem the Exchange Warrants at a time when exercise would not be permitted because there is no effective registration statement under the Securities Act of 1933 covering the offer and sale of shares on exercise of the Exchange Warrants;

               o the Issuer's right to redeem the Exchange Warrants would not require the written consent of the managing underwriter of the Issuer's 2000 public offering (which is no longer conducting business); and

               o the managing underwriter of the Issuer's initial public offering (which is no longer conducting business) would not be a party to the Warrant Agreement relating to the Exchange Warrants.

          2. The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on August 15, 2005, unless the Issuer extends the offer beyond that date. Any 2000 Warrants tendered pursuant to the exchange offer may be withdrawn at any time before the exchange offer expires or after 40 business days from the date hereof.

          3. Any transfer taxes incident to the transfer of 2000 Warrants from the tendering holder to the Issuer will be paid by the Issuer, except as otherwise provided in the offer to exchange and the letter of transmittal.

     If you wish us to tender your 2000 Warrants, please so instruct us by completing, executing and returning to us the instruction included with this letter. An envelope to return your instructions to us is enclosed.

     The exchange offer is not being made to, nor will exchanges be accepted from on or behalf of, holders of 2000 Warrants residing in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     None of the 2000 Warrants held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature or signatures on the instructions shall constitute an instruction to us to tender all the 2000 Warrants held by us for your account.

                 INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

     We acknowledge receipt of your letter and the material accompanying the letter relating to the exchange offer being made by Delcath Systems, Inc. with respect to its 2000 Warrants.

     This will instruct you as to the action to be taken by you relating to the exchange offer with respect to the 2000 Warrants held by you for our account.

     The aggregate number of 2000 Warrants held by you for our account is
__________________.

     With respect to the exchange offer, we instruct you (check appropriate choice):

          ____To TENDER all 2000 Warrants held by you for our account.

          ____NOT to tender any 2000 Warrants held by you for our account.

     If we instruct you to tender the 2000 Warrants held by you for our account, it is understood that you are authorized:

          (1) to make, on our behalf the representations and warranties contained in the letter of transmittal that are to be made with respect to us as a beneficial owner of 2000 Warrants, it being understood and agreed that by our signature below we are making the same representations to you;

          (2) to make such agreements, representations and warranties on our behalf as are set forth in the letter of transmittal; and

          (3) to take such other action as may be necessary under the exchange offer or the letter of transmittal to effect the valid tender of such 2000 Warrants.

     Unless a specific contrary instruction is given in the space provided, our signature below shall constitute an instruction to you to tender all the 2000 Warrants held by you for our account.

Sign Here

Name of Beneficial Owner(s):  __________________________________________________

Signature(s):  _________________________________________________________________

Name(s) (Please Print):  _______________________________________________________

Address:  ______________________________________________________________________

________________________________________________________________________________

Area Code and Telephone Number: ________________________________________________

Taxpayer Identification or Social Security Number:  ____________________________

Date:  _________________________________________________________________________